Exhibit 99.1

Indoor Harvest Corp Selected to be the Core of a Washington based Cannabis Case Study

Houston, Texas, April 28, 2016 — Indoor Harvest Corp (OTCQB:INQD), through its brand name Indoor Harvest®, is a full service, state of the art design-build engineering firm for the indoor and vertical farming industry. The company provides production platforms, mechanical systems and complete custom designed build outs for both greenhouse and building integrated agriculture grows, tailored to the specific needs of virtually any cultivar. The Company is pleased to announce participation in the launch of a U.S. based Cannabis Case Study.

Indoor Harvest Corp and Hortistructure, Inc. will collaborate on a Case Study being conducted at The Green Company, a Tier 2 licensed production and processing company in Washington State. Chris Bayley, a master grower with over 25 years experience in cultivating cannabis, will lead the study with an attempt to summarize benchmarks for the next generation of commercial needs for scaled production. Cannabis-specific LED lighting will be supplied by Heliospectra of Sweden. Additional product manufacturers and service providers, including Airocide, Green Air, Hy-light Group and Trace Analytics, have signed on to take part in this Case Study with the summary and data to be published in Marijuana Venture Magazine, an industry-leading B2B trade publication. We anticipate concluding our series one harvest in mid-August 2016, with published results coming out the following month.

The Case Study will use Indoor Harvest's patent pending high-pressure aeroponic technology continuing  with the Company’s participation in meaningful pilot projects over the last several years. The Company has previously completed two successful technology pilots with cannabis using illumitex® LED lighting in collaboration with Canopy Growth Corporation, a licensed producer of cannabis under the Marihuana for Medical Purposes Regulations in Canada. In addition to cannabis, the Company has previously conducted three technology pilots with various produce crops in-house and provided a smaller version of our commercial design to MIT's OpenAg, formerly MITCityFarm. In every application our system designs showed a dramatic decrease in fertilizer use and an increase in growth rate, biomass production and phytochemical content.

"This Case Study is a culmination of four years of R&D developing our aeroponic process for plant based pharmaceutical purposes. In addition to our technology and products showing a proven increase in extractable phytochemicals, when combined with LED lighting technology, we have seen up to an 80% reduction in costs of goods over more traditional production methods. Together with our strategic partners, we're going to continue to show the industry the compelling evidence supporting our business proposition that aeroponic production is the future of cannabis production," stated Chad Sykes, CEO and founder of Indoor Harvest.

Chris Bayley, owner of Hortistructure, Inc. commented, “As an industry, we are on the precipice of learning things about cannabis that we only dreamed about a few short years ago.  With Indoor Harvest’s high-pressure aeroponic platform, we now have the perfect tool to begin doing some great research. This aeroponic system is so efficient, we anticipate near instant physiological plant responses to our environmental and nutrient stimuli.  As a result, we fully anticipate generating and capturing real-time plant responses.  Beyond that, it’ll be fantastic to push the boundaries when it comes to showcasing cannabis’ full genetic potential.”

Our CEO and Founder recently released a shareholder letter discussing operations and current sales pipeline at the following link:

https://www.linkedin.com/pulse/article/shareholder-letter-from-indoor-harvest-corp-ceo-chad-sykes

Consistent with the SEC’s April 2013 guidance on using social media outlets like Facebook and Twitter to make corporate disclosures and announce key information in compliance with Regulation FD, Indoor Harvest is alerting investors and other members of the general public that Indoor Harvest will provide weekly updates on operations and progress through its social media on Facebook, Twitter and Youtube. Investors, potential investors and individuals interested in our company are encouraged to keep informed by following us on Twitter, YouTube or Facebook.

Facebook: http://www.facebook.com/indoorharvest
Twitter: http://www.twitter.com/indoorharvest
Youtube: http://www.youtube.com/indoorharvest

ABOUT INDOOR HARVEST CORP

Indoor Harvest Corp, through its brand name Indoor Harvest®, is a full service, state of the art design-build engineering firm for the indoor farming industry. Providing production platforms and complete custom designed build outs for both greenhouse and building integrated agriculture (BIA) grows, tailored to the specific needs of virtually any cultivar. Our patent pending aeroponic fixtures are based upon a modular concept in which primary components are interchangeable. Visit our website at http://www.indoorharvest.com for more information about our Company.

ABOUT HORTISTRUCTURE INC

Hortistructure, Inc., is an agricultural consulting business that services all facets of the cannabis industry from facility design, cultivation methodologies, genetic selection, breeding, and crop management among other services.  The Company has been serving the cannabis community for over 20 years, and through ongoing research, continually strives for solutions to keep advancing the industry. For more information about our Company visit our website at http://www.hortistructure.net.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of Indoor Harvest and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “estimates,” “believes,” “anticipates,” “intends,” expects” and similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Indoor Harvest’s current expectations and beliefs concerning future developments and their potential effects on Indoor Harvest. There can be no assurance that future developments affecting Indoor Harvest will be those anticipated by Indoor Harvest. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. Indoor Harvest undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts:
Indoor Harvest Corp
CEO, Mr. Chad Sykes
713-410-7903
ccsykes@indoorharvest.com